RONALD S. TUCKER
ATTORNEY AT LAW
1623 TRADEWINDS LANE
NEWPORT BEACH, CA O2660

January 12, 2017

Board of Directors
Tensleep Financial Corporation
1623 Tradewinds Lane
Newport Beach, California 92660

RE: Opinion Letter for Offering 20,000 investment Units by Tensleep Financial Corporation

Gentlemen:

 You have requested an opinion concerning certain matters of Colorado law in connection with the subscription and offering (the "Offering") by Tensleep Financial Corporation, a Colorado corporation (the "Company"). of up to 20,000 investment units ("units").  Each Unit consists of one hundred shares of its common stock, no par value per share (the "Common Stock") totaling 2,000,000 shares, and 100 hundred Series A, B, C, and D Warrants to purchase one share of Common Stock per warrant (the "Warrants") in the aggregate of 8,000,000 warrants and 8,000,000 underlying shares of common stock,

 In connection with your request for an opinion, you have provided to me, and I have reviewed, the Company's certificate of incorporation (the "Certificate of Incorporation, its amended certificates of incorporation (the "Amended Certificates"), its bylaws, the Offering Statement filed or to be filed with the Securities and Exchange Commission in connection with the Offering (the "Offering Statement"), including the offering circular constituting a part thereof (the "Offering Circular"), resolutions of the Board of Directors of the Company (the "Board") concerning, inter alia, the organization of the Company, the Offering, and the form of stock certificate approved by the Board to represent shares of Common Stock.

 I understand that the Company will offer the Units for cash and non-cash consideration, which includes but is not limited to cancellation of indebtedness and/or other assets of reasonable value to be determined by the Board of Directors. In this regard, I have assumed, for purposes of rendering the opinion set forth below, that (a) the value of the non-cash consideration will be established by bona fide sales of that consideration made within a reasonable time, or (b) in the absence of a bona fide sale of non-cash consideration, the fair value of non-cash consideration will be determined by an accepted standard which must be reasonable at the time the non-cash is given.

 Your attention is called to the fact that the opinions expressed here in are limited to matters of Colorado corporate law. I express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Company, or the Offering.

Based upon and subject to the foregoing, it is my opinion that

 I. The Company has been duly organized and is validly existing in good.standing as a corporation under the laws of the State of Colorado, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Offering Statement, and the investment units consisting of common stock, warrants, and underlying shares of common stock has been duly authorized.

 2.  The Company has performed all actions required by the laws of the state of Colorado to  approve the issuance of the investment units consisting of common stock, warrants, and the underlying shares of common stock.

 3, The number of Units to be sold in the Offering, consisting of the Common Stock, Warrants, and shares of Common Stock underlying the Warrants to be issued in the Offering (including the Warrants and shares of Common Stock underlying the Warrants) have been duly authorized and when sold will be fully paid for in accordance with the terms set forth in the Offering Circular and the purchase of shares of Common Stock underlying the Warrants in accordance with the Warrant Agreements.  When the certificates representing such shares of Common Stock are duly and properly issued, they will be validly issued, fully paid and non-assessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Colorado law or by the Articles of Incorporation.  That the Warrants are a binding obligation of the Company under the law of Colorado.

Sincerely,

/s/Ronald S. Tucker
Ronald S. Tucker